Exhibit 4.21

Execution Version

SHARE PURCHASE AGREEMENT

BY AND AMONG

 A COMPANY IN FORMATION UNDER ISRAELI LAW.,

LIGHT INSTRUMENTS LTD.,

AND

SYNERON MEDICAL LTD.,

Dated as of February 22, 2016

TABLE OF CONTENTS

Page
Article 1 DEFINITIONS	4

1.1	Defined Terms	4
1.2	Additional Defined Terms	7
1.3	Interpretation	8

Article 2 PURCHASE OF Shares		9

2.1	Purchase and Sale of Shares.	9
2.2	Purchase Price.	9
2.3	Company Options	11
2.4	Closing; Deliverables.	12
2.5	Withholding	12

Article 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER		12

3.1	Power and Authority; Enforceability	12
3.2	Title to Shares.	13
3.3	No Conflict; Consents and Approvals	13
3.4	Restrictions.	13
3.5	Brokers’ Fee	13

Article 4 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		13

4.1	Organization and Qualification	14
4.2	Subsidiaries	14
4.3	Power and Authority; Enforceability	14
4.4	No Conflict; Consents and Approvals	14
4.5	Capitalization.	14
4.6	Financial Statements.	15
4.7	Absence of Certain Changes.	16
4.8	No Undisclosed Liabilities.	17
4.9	Material Contracts.	17
4.10	Properties.	18
4.11	Intellectual Property.	19
4.12	Insurance Coverage.	21
4.13	Tax Matters.	21
4.14	Employment Matters.	21
4.15	Government Funding.	22
4.16	Litigation	23
4.17	Environmental Matters	23
4.18	Regulatory Compliance	23
4.19	Brokers and Financial Advisors	23

i

4.20	Related Party Transactions	24
4.21	Accounts at Banks or Other Financial Institutions	24
4.22	Anti-Bribery Law	24
4.23	Powers of attorney and authority.	24
4.24	Records.	24
4.25	Insolvency	24
4.26	Disclosure	25

Article 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER		25

5.1	Power and Authority; Enforceability	25
5.2	No Conflict; Consents and Approvals	25
5.3	Experience; Receipt of Information	25
5.4	Funds	26
5.5	Investor Representation	26
5.6	Brokers and Financial Advisors	26
5.7	Review of Company Information	26
5.8	Litigation	26

Article 6 COVENANTS		26

6.1	Maintenance of Business	26
6.2	Notification.	27
6.3	Regulatory Permits	27
6.4	Notice.	27
6.5	Necessary Consents	27
6.6	Litigation	28
6.7	Access to Information	28
6.8	Satisfaction of Conditions Precedent.	28
6.9	Further Assurances	28
6.10	Publicity.	28
6.11	Release and Waiver.	29
6.12	Employees.	29
6.13	Non-Compete; Non-Solicitation.	29
6.14	U.S. Trademark.	30
6.15	Seller Board Consent.	30

Article 7 CONDITIONS TO CLOSING		30

7.1	Conditions Precedent to the Buyer's Obligations	30
7.2	Conditions Precedent to the Seller’s and the Company’s Obligations	32

Article 8 SURVIVAL; INDEMNIFICATION		33

8.1	Survival.	33
8.2	Indemnification.	33
8.3	Procedure for Claims	35

ii

Article 9 TERMINATION	36

9.1	Termination	36
9.2	Effect of Termination	36
9.3	Failure to Close	36

Article 10 MISCELLANEOUS		37

10.1	Notices	37
10.2	Entire Agreement; Amendments and Waivers	38
10.3	Assignment	38
10.4	Choice of Law	38
10.5	Representation by Counsel.	39
10.6	Attorney Fees	39
10.7	Invalidity	39
10.8	Expenses	39
10.9	No Third Party Beneficiaries	39
10.10	Remedies Cumulative; Specific Performance	39
10.11	No Strict Construction	39
10.12	Headings	40
10.13	Counterparts	40

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 22, 2016 by and among (i) Light Instruments Ltd., an Israeli company (the “Company”), (ii) Sino-Ita International Trading Co., Ltd. on behalf of an Israeli company in formation which will be a subsidiary of Sino-Ita International Trading Co., Ltd.  (the “Buyer”), (iii) Syneron Medical Ltd., an Israeli company, (the “Seller”). Each of the Company, the Buyer and the Seller is referred to herein as a “Party”, and collectively, as the “Parties.” The Parties agree that upon incorporation of the Buyer all rights and obligations of the Buyer hereunder shall automatically be attributed to the Buyer without any further actions on the part of any of the Parties.

RECITALS

WHEREAS, (a) the Seller owns all of the issued and outstanding Company Shares (as defined in Section 1.1 below); and (b) other than the Company Options there are no other equity securities or equity derivative securities of the Company outstanding;

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller 4,106,976 Company Shares, representing immediately following the Closing one hundred percent (100%) of the Company's share capital on a Fully Diluted Basis (the “Purchased Shares”) all subject to the terms and conditions of this Agreement;

WHEREAS, in order to induce each other to enter into this Agreement, the Parties have agreed to execute, deliver and perform certain obligations under this Agreement and the Ancillary Documents.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the following terms have the meanings indicated:

 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, including any Subsidiary of such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, as trustee or executor, by Contract or otherwise.

“Ancillary Documents” means any other agreements, documents, instruments and certificates prepared and delivered or to be delivered pursuant to or in connection with this Agreement.

“Business Day” means any day other than a Friday, Saturday or other day on which banks in Israel are required to be closed.

 “Buyer Indemnified Parties” means the Buyer, its officers (or Persons fulfilling equivalent positions) and directors (or Persons fulfilling equivalent positions).

 “Closing Working Capital” means the Working Capital as of the close of business on the Closing.

 “Company Articles of Association” means the Articles of Association of the Company as amended and in effect as the Closing Date.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by or licensed to the Company.

“Company Material Adverse Effect” means any event, change, development or state of facts that (i) is or would reasonably be expected to be, either individually or in the aggregate, materially adverse to the business, assets, Intellectual Property, Liabilities, operations, conditions (financial or otherwise),  and/or prospects of the Company, taken as a whole, or (ii) would, individually or in the aggregate, prevent or materially delay or alter any of the transactions contemplated by this Agreement; provided, however, that the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general economic or political conditions affecting the industry in which the Company operates generally, (ii) changes in the industry in which the Company operates, (iii) changes in Law or in any authoritative interpretation of any Law by any Governmental Entity, (iii) the effect of any action required to be taken or prohibited from being taken resulting from the execution or performance of this Agreement or the consummation of the transactions hereunder.

“Company Options” means options or other equity compensation awards to purchase or receive Company Shares.

“Company Option Plan” means the Light Instruments Ltd. 2011 Share Option Plan.

“Company Ordinary Shares” means the Ordinary Shares of the Company, nominal value NIS 0.01 per share.

 “Company Shares” means the Company Ordinary Shares.

“Consent” means any required approval, consent, ratification, permission, waiver or authorization (including by any Governmental Authority).

 “Contract” means any legally binding agreement, obligation or commitment.

 “Damage” means any Liability, loss, damage, award, fine, penalty, judgment, remediation and reasonable costs, fees or expenses (including reasonable attorney, consultant and expert fees and expenses).

“Environmental Law” means any Law which regulates or relates to (i) the protection or clean up of the environment; (ii) the use, treatment, storage, transportation, handling, disposal or release of hazardous substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (iii) the health and safety of Persons or property, including protection of the health and safety of employees.

“Fully Diluted Basis” means all issued and outstanding shares of the Company, with all equity securities convertible into shares of the Company deemed so converted; all outstanding, options, warrants and other rights to acquire shares or that are exchangeable for shares deemed converted or exercised.

“GAAP” means generally accepted accounting principles as applicable in the United States of America and applied on a consistent basis.

“Governmental Authority” means any government, any governmental entity, governmental department, governmental commission, governmental board, governmental agency or governmental instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether national, state, provincial, local or foreign.

“Intellectual Property” means any and all tangible (in whatever form or medium) or intangible intellectual property rights protected in any jurisdiction in the world, including:

(a) patents, provisional patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, reexaminations, extensions and continuations-in-part of the same;

(b) copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof (including software in both source and object code), whether published or unpublished, moral rights (droit moral) including but not limited to, the rights of attribution, assignation and integrity, and sui-generis rights;

(c) trademark and service mark rights, whether registered or not (including common law rights), applications to register and registrations of the same and like protections of brand names, trade names, logos, corporate names and other indications of origin;

(d) trade secrets, know-how, and other propriety and confidential information, including ideas, formulas, software source code, research and development plans and discoveries, manufacturing and production processes and techniques, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and other propriety information rights (“Trade Secrets”); (e) design rights (registered and unregistered), designs, utility models, mask work rights, technical designs, prototypes, and models; and

(f) Internet domain names.

 “Knowledge,” “to the Knowledge of” or “Known” shall mean matters which are actually known to the relevant Party after due inquiry and reasonable investigation by its officers. Notwithstanding anything to the contrary herein, the "Knowledge" of the Seller shall also constitute Knowledge of the Company for the purpose of the representations and warranties of the Company in Article 4 below.

 “Laws” means all laws and ordinances; and all rules, regulations and policies promulgated by any Governmental Authority.

 “Liability” means, as to any Person, any debt, adjudicated adverse claim by a competent authority, liability, obligation or commitment of such Person, whether determined or determinable, liquidated or unliquidated.

 “Lien” means any mortgage, deed of trust, pledge, hypothecation, title defect, restriction, easement, agreement to sell or purchase, preemptive right, right of refusal, right of possession or use, security interest, encumbrance, ownership interest, asserted written claim of ownership, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, including any Contract to give or grant any of the foregoing.

 “Order” means any award, decision, judgment, injunction, order, ruling, subpoena, decree, charge or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Permits” means all certifications (including those of standards-setting organizations), licenses, permits, franchises, approvals, authorizations, notices to, Consents or Orders of, or filings with, any trade association, any standards-setting organization, or any Governmental Authority, necessary or desirable for the past or present conduct or operation of the business of the Company or ownership of the assets of the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, association or other entity, including any Governmental Authority.

“Proceeding” means any claim, action, suit, proceeding (including arbitration and mediation) or investigation, whether civil, criminal or administrative.

“Purchase Price” means an amount equal to US$5,850,000.

“Subsidiary” means, with respect to any Person, (i) any corporation or other legal entity of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members to the board of directors, or other Persons performing similar functions with respect to such corporation or other legal entity, is held, directly or indirectly, by such Person; or (ii) any partnership or limited liability company of which (A) such Person is a general partner or managing member or (B) such Person possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

“Target Working Capital” means US$1,300,000.

 “Tax” or “Taxes” means any state, local, municipal or foreign income, gross receipts, license, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital gain, franchise, profits, escheat, withholding, social security, national insurance, unemployment, disability, real property, personal property, unclaimed property, purchase, betterment, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

 “Working Capital” means, as of the Closing, the current assets of the Company (including cash) less the current liabilities of the Company, in each case determined in accordance with GAAP and in accordance with Schedule 1.1.

1.2 Additional Defined Terms.  As used in this Agreement, the following terms shall have the meanings defined in the introduction, Preamble, Recitals or Section as indicated below:

“Agreement”	Preamble
“Assets”	Section 4.10
“Basket”	Section 8.2
“Buyer”	Preamble
“Capitalization Table”	Section 4.5
“Claim”	Section 8.3
“Claim Notice”	Section 8.3
“Closing”	Section 2.4(a)
“Closing Date”	Section 2.4(a)
“Closing Target Date”	Section 9.3
“Company”	Preamble
“Company Disclosure Schedule”	Article 4
“Company Leased Real Property”	Section 4.10
“Company Registered Intellectual Property”	Section 4.11(a)
“Designated Accounting Firm”	Section 2.2(b)
“Dispute Notice”	Section 2.2(b)
“Escrow Agent”	Section 2.2(a)
“Escrow Agreement”	Section 2.2(a)
“Escrow Amount”	Section 2.2(a)
“Escrow Fund”	Section 2.2(a)
“Expert Calculations”	Section 2.2(c)
“Final Balance Sheet”	Section 2.2(b)
“Financial Statements”	Section 4.6
“Governmental Authorizations”	Section 4.18
“Grants”	Section 4.15
“Indemnified Party”	Section 8.3
“ITA”	Section 2.5
“Liability Cap”	Section 8.2
“Material Contract”	Section 4.9
“Material Customer”	Section 4.9
“Milestone Calculation”	Section 2.2(c)
“Milestone Period”	Section 2.2(b)
“Party” or “Parties”	Preamble
“Pre-Closing Period”	Section 6.1
“Preliminary Balance Sheet”	Section 2.2(b)
“Purchased Shares”	Preamble
“Related Party”	Section 4.20
“Released Claim”	Section 6.11
“Review Period”	Section 2.2(c)
“Seller”	Preamble
“Seller Calculation”	Section 2.2(c)
“Shareholders Agreement”	Section 7.2
“SI”	Preamble
“Third Party Claim”	Section 8.3
“U.S. Trademark”	Section 6.14
“Valid Certificate”	Section 2.5
“$1M Milestone Payment”	Section 2.2(c)
“$2M Milestone Payment”	Section 2.2(c)

1.3 Interpretation.  In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)     references to “Articles,” “Sections,” “Schedules” and “Exhibits” are references to articles, sections or subsections, schedules and exhibits of this Agreement;

(b)     references to any Person include references to such Person’s successors and permitted assigns;

(c)     words importing the singular include the plural and vice versa;

(d)     words importing one gender include the other gender;

(e)     references to the word “including” do not imply any limitation;

(f)      the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)     references to “$”, "US$" or “dollars” refer to U.S. dollars;

(h)     a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(i)      references to any specific provision of any Law shall also be deemed to be references to any successor provisions, amendments thereof or any rules or regulations promulgated thereunder.

ARTICLE 2
 PURCHASE OF SHARES

2.1 Purchase and Sale of Shares.

(a)      Sale of Shares.  Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer and assign to the Buyer, and the Buyer shall purchase from the Seller, all right, title and interest in and to the Purchased Shares free and clear of all Liens in consideration to the Purchase Price and any and all payments set forth in Section 2.2 below.

(b)      No Other Securities.  As a result of the foregoing sale and purchase of Purchased Shares, the Buyer will own as of the Closing 100% of the Company's share capital on a Fully Diluted Basis. For the avoidance of doubt, any failure of the Seller to cancel any Company Option (whether vested or unvested) immediately upon the Closing Date pursuant to the provisions of Section 2.3 below shall result in the dilution of Seller's shareholdings on a Fully Diluted Basis immediately following the Closing Date, without derogating from Buyer's rights and remedies herein.

2.2 Purchase Price.

(a)      Purchase Price for Shares. At Closing, the Buyer shall pay, by check or wire transfer of immediately available funds, an amount equal to the Purchase Price, as follows: (i) a sum of $585,000 (the “Escrow Amount”) shall be deposited with Meitav Dash Benefits (the “Escrow Agent”) in a trust account to be opened by the Escrow Agent (the “Escrow Fund”) as a security for the due payment of any indemnification amount payable under Article 8 below; and (ii) an amount equal to the Purchase Price less the Escrow Amount will be paid to the Seller. The Escrow Agent shall hold and release the Escrow Fund in accordance with the terms of that certain Escrow Agreement, attached hereto as Exhibit A (the “Escrow Agreement”).

(b)      Closing Adjustment. At Closing, the Seller will provide a preliminary unaudited balance sheet as of the Closing Date, prepared in accordance with GAAP consistently applied (the “Preliminary Balance Sheet”). If the Closing Working Capital of the Company according to the Preliminary Balance Sheet differs from the Target Working Capital in the Preliminary Balance Sheet, then the Purchase Price will be adjusted (either upward or downward) according the amount of such deficit or excess.

As promptly as reasonably practicable, but in no event later than three (3) months of the Closing, the Buyer or its auditors shall audit a final balance sheet as of the Closing Date (the “Final Balance Sheet”). To the extent the Working Capital in the Final Balance Sheet differs from the Working Capital determined in the Preliminary Balance Sheet, then there will be a final adjustment to the Purchase Price (either upward or downward). The Final Balance Sheet  (i) shall have been prepared or restated in accordance with GAAP, consistently applied; and (ii) shall have been derived from and is in accordance with accurate books and records of the Company (iii) shall have presented fairly the financial condition of the Company, as of the date indicated thereon (iv) shall have presented fairly the results of its operations for the periods indicated thereon, in each case in accordance with GAAP applied on a basis consistent with prior periods. The costs of the Final Balance Sheet shall be split between the Parties.

The calculation of the Final Balance Sheet shall be final and binding on the Parties, unless, within twenty one (21) days after the delivery to Seller of a the Final Balance Sheet, the Seller shall deliver to the Buyer a written notice indicating in details any disagreements with the calculations therein (the “Dispute Notice”). After delivery of the Dispute Notice, Buyer and Seller shall promptly discuss in good faith the Dispute Notice. If the Parties are unable to reach an agreement within ten (10) days after delivery to Buyer of the Dispute Notice, the dispute shall be submitted to an independent accounting firm chosen by agreement of Seller and Buyer, or, if they are unable to agree, an independent accounting firm not affiliated with any of the Parties, chosen by the President of the Institute of Certified Public Accountants in Israel (the “Designated Accounting Firm”). The fees and expenses of the Designated Accounting Firm shall be equitably allocated by the Designated Accounting Firm. The Designated Accounting Firm shall be directed to issue a written reasoned final and binding decision within thirty (30) days following its appointment, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the Parties. The Final Balance Sheet as so determined by agreement of the Parties or by the Designated Accounting Firm (if required), shall be final and binding on the Parties. Following (i) twenty one (21) day notice above without the receipt of a Dispute Notice, (ii) the agreement by both parties or the (iii) determination by a Designated Accounting Firm of the Final Balance Sheet, the amount to be paid shall be settled between Seller and Buyer and paid within seven (7) days, by wire transfer.

(c)      Performance-Based Milestone Payments. As additional consideration to the Seller, subject to Section 2.2(c), the Buyer shall pay the Seller as follows:

 (i)      Subject to the Company achieving gross revenues of $20,000,000 or more for any twelve (12) months period commencing on January 1, 2016 and ending on December 31, 2018 (the “Milestone Period”), as shown in the Company’s financial statements (profit and loss statement) prepared by the Company for such time period, no later than by March 31, 2019, a milestone payment will be made in an amount equal to US$1,000,000 (the “$1M Milestone Payment”); or

 (ii)      Subject to the Company achieving gross revenues of $25,000,000 or more for any twelve (12) months period during the Milestone Period, as shown in the Company’s financial statements (profit and loss statement) prepared by the Company for such time period, no later than by March 31, 2019, a milestone payment will be made in an amount equal to US$2,000,000 (the “$2M Milestone Payment”) (in lieu of the $1M Milestone Payment).

The Buyer shall provide to the Seller, not later than March 31, 2019, with the Company's calculation of the Company's gross revenues during the Milestone Period in connection with this Section 2.20(c) which shall be accompanied by a written confirmation from the Company's Chief Financial Officer or Chief Executive Officer as of the accuracy of the calculation thereof (the “Milestone Calculation”). The Seller shall be provided with all relevant financial information of the Company for such Milestone Calculation and during the sixty (60)-day period commencing upon the delivery of such Milestone Calculation (the “Review Period”) shall have the right to audit, through an independent certified public accountant, the accounts of the Company, in connection with the $1M Milestone Payments or the $2M Milestone Payment due under Sections 2.20(c) above, if applicable. In the event that an Affiliate of the Company will sell the Company's products during the Milestone Period, the Company shall provide the Seller with the relevant financial information of such Affiliate with respect to the revenues generated therefrom.

If the Seller disputes the Milestone Calculation, then Seller shall provide the Buyer with its own calculation of the Milestone Calculation (the “Seller Calculation”) and Seller and Buyer shall use commercially reasonable efforts to reach agreement on the Milestone Calculation. If the Seller and the Buyer are unable to reach agreement on the calculation of the Milestone Calculation, within twenty (20) calendar days after the end of the Review Period, Seller, on the one hand, or the Buyer, on the other hand, shall have the right to refer such dispute to the Designated Accounting Firm within ten (10) days after such twentieth (20th) day. If neither Party has referred the dispute to the Designated Accounting Firm within thirty (30) calendar days after the end of the Review Period, the Milestone Calculation provided by the Buyer shall be final and binding for all purposes of this Agreement. In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) the Designated Accounting Firm shall act in its capacity as an expert and not as an arbitrator; (B) the Designated Accounting Firm shall consider only those matters as to which there is a dispute between the parties; (C) Seller shall submit to Designated Accounting Firm a copy of the Seller Calculation provided to the Buyer and each of the Buyer and the Seller shall have the opportunity to submit a “position paper” to the Designated Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Designated Accounting Firm, and shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the Milestone Calculation; (D) the Designated Accounting Firm shall determine solely regarding the disagreement with respect to the Milestone Calculation within thirty (30) calendar days of such referral and, upon reaching such determination, shall deliver a copy of its calculations (the “Expert Calculations”) to the Seller and the Buyer and provide a written explanation of its decision; and (E) the determination of the Milestone Calculation, made by the Designated Accounting Firm, shall be final and binding for all purposes of this Agreement. The fees and expenses of the Designated Accounting Firm shall be borne by the Buyer and the Seller in proportion to the amount by which their respective determinations of the Milestone Calculation, differed from the amount determined by the Designated Accounting Firm, as determined by the Designated Accounting Firm.

Within twenty (20) calendar days following (i) twenty (20) calendar days after the end of the Review Period without referring a dispute to the Designated Accounting Firm; (ii) the agreement by both Parties with respect to the Milestone Calculation; or (iii) the determination of the Milestone Calculation by the Designated Accounting Firm, the Millstone Payment, if and to the extent payable pursuant to Sections 2.2(c)(i) or 2.2(c)(ii) above, shall be paid to Seller by check or wire transfer of immediately available funds.

2.3 Company Options.  Prior to the Closing, the Company and the Seller shall procure that each Company Option (whether vested or unvested) shall be cancelled immediately upon the Closing Date.

2.4 Closing; Deliverables.

  (a)      Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, Round Tower, Tel Aviv, Israel, as promptly as practicable (and in any event within two (2) Business Days) after the conditions set forth in Article 7 are satisfied (other than those conditions which by their nature are normally satisfied at the Closing) or waived, or such other time and place that is agreed to in writing by the Seller and the Buyer (the “Closing Date”).

  (b)      Deliveries at the Closing by the Company and the Seller.  At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 7.2, the Seller and the Company will deliver or cause to be delivered the instruments, Consents, certificates and other documents required of them by Section 7.1.

  (c)      Deliveries at the Closing by the Buyer.  At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 7.2, the Buyer will deliver or cause to be delivered the instruments, Consents, certificates and other documents required of it by Section 7.2.

2.5 Withholding.  The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as the Buyer is required to deduct and withhold under any Tax Law of the State of Israel, with respect to the making of such payment. Notwithstanding the aforementioned, however, if the Seller has provided to the Buyer a Valid Certificate at least one Business Day prior to any payment payable pursuant to this Agreement, the withholding (if any) of any amount under the Israeli tax Law from the consideration payable to such Seller hereunder, and the payment of the consideration or any portion thereof, shall be made in accordance with the provisions of such Valid Certificate.  A “Valid Certificate” shall be a certificate or ruling issued by the Israeli tax authority (the “ITA”) which is sufficient to enable the Buyer to conclude in its reasonable discretion that no withholding (or reduced withholding) of Israeli Tax is required with respect to such Seller. The Parties agree that a certificate of exemption from withholding with respect to “Services and Assets” issued by the ITA will be deemed a Valid Certificate if in force on the date that payment is made.  Notwithstanding the above, the Buyer shall release any such withheld amounts (or such applicable portion thereof) not yet remitted to the ITA to the Seller in accordance with a Valid Certificate provided by the Seller prior to Buyer’s submission of such amounts to the ITA, which submission shall be made by the Buyer not earlier than three Business Days prior to the last day on which the Buyer is required to make submission pursuant to the Israeli Tax Law.  If the Buyer so withholds amounts and pays them to the ITA with respect to a Seller, the Buyer shall furnish to the Seller documents evidencing such withholding within the time period required by the Israeli Tax Law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
CONCERNING THE SELLER

The Seller, hereby represents and warrants to the Buyer that each of the statements contained in this Article 3 is true and correct as of the date hereof.

3.1 Power and Authority; Enforceability.  The Seller has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and has taken all actions necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The Seller is a company duly organized and validly existing under the Laws of the State of Israel. This Agreement and each Ancillary Agreement to which the Seller is party have been duly executed and delivered by the Seller and constitutes the valid and binding obligation of such Seller, enforceable against Seller in accordance with their respective terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity).

3.2 Title to Shares.  The Seller is the sole and lawful beneficial and record owner of the all of the Company Shares and, at the Closing, will deliver to the Buyer good and marketable title to the Purchased Shares, free and clear of all Liens. Neither Seller nor any Person have any preemptive or other rights, options, warrants or other agreements or commitments other than this Agreement to sell or acquire any securities of the Company or obligations convertible into or exchangeable for any securities of the Company, other than the Company Options which shall be canceled pursuant to Section 2.3 above.

3.3 No Conflict; Consents and Approvals.  The Seller’s execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of its articles of association or other governing documents, (b) violate or conflict with any Order or Law applicable to Seller that is likely to have an impact on the transactions contemplated hereunder, (c) conflict with, result in a breach of or constitute a default under (with or without notice or the passage of time), result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Seller is a party or by which it is bound or to which any of its properties or assets is subject in a manner that is likely to have an impact on the transactions contemplated hereunder or (d) result in the imposition of any Lien upon any properties or assets of the Seller in a manner that is likely to have an impact on the transactions contemplated hereunder.  No declaration, filing or registration with, approvals or Consents of or assignment by any Persons (including any Governmental Authority) are necessary to be made or obtained in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents by the Seller or the consummation of the transactions contemplated hereby or thereby.

3.4 Restrictions.  Except for (i) this Agreement and the Ancillary Documents executed in connection herewith, and (ii) the Company Articles of Association, and (iii) the Shareholders’ Rights Agreement, there are no Contracts restricting the voting, dividend rights or disposition of the Company Shares or otherwise granting any Person any right in respect of the Company Shares.

3.5 Brokers’ Fee.  Except for the fee due by the Seller to Sinomedis Ltd. in connection with that certain finder agreement dated October 8, 2015 by and between the Seller and Sinomedis Ltd., with respect to the transaction contemplated by this Agreement, which shall be borne exclusively by the Seller in accordance with the terms of the finder agreement , the Seller has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

Each of the Company and the Seller hereby, jointly and severally, represent and warrants to the Buyer that each of the statements contained in this Article 4 is true and correct as of the date hereof except to the extent such statements relate to an earlier date, subject to the disclosures made in the corresponding schedule of the disclosure schedule of the Company (the “Company Disclosure Schedule”) delivered to the Buyer concurrently with the execution and delivery of this Agreement.  The disclosures included in any section of the Company Disclosure Schedule shall be numbered to correspond to the applicable sections and subsections of this Article 4.

4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing under the Laws of the State of Israel.  The Company has all necessary corporate or similar power and authority to own its properties and to carry on its business as currently conducted and as proposed to be conducted. The current officers and directors of the Company, including their titles and a designation of the Chairman of the Company board of directors, is set forth in Section 4.1 of the Company Disclosure Schedule.  There has not been any violation of any of the provisions of any of the Company Articles of Association or other charter, organizational or governing documents of the Company. The Company has not taken any action or failed to take any action, which action or failure would, to the Knowledge of the Company, preclude or prevent the Company from conducting its business after the Closing in the manner heretofore conducted and which have or could reasonably be expected to result in a Company Material Adverse Effect.

4.2 Subsidiaries.  The Company does not have and has never had any Subsidiaries or any equity or other ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or other ownership interest), whether direct or indirect, in any Person.  The Company has no separate divisions or branches.  The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

4.3 Power and Authority; Enforceability.  The Company has all necessary corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement and each Ancillary Agreement to which the Company is party have been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity).

4.4 No Conflict; Consents and Approvals.  Except as set forth in Section 4.4 of the Company Disclosure Schedule, the Company’s execution, delivery or performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Company Articles of Association, (b) to the Knowledge of the Company violate or conflict with any Order or Law applicable to the Company, or (c) to the Knowledge of the Company conflict with, result in a breach of or constitute a default under (with or without notice or the passage of time), result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which it is bound or to which any of its properties or assets is subject. Except as set forth in Section 4.4 of the Company Disclosure Schedule, no declaration, filing or registration with, waivers, approvals or consents of or assignment by any Persons (including any Governmental Authority) are necessary to be made or obtained in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents by the Company or the consummation of the transactions contemplated hereby or thereby.

4.5 Capitalization.

(a)      Share Capital.  As of the date hereof, the authorized capital of the Company consists of 10,000,000 Company Ordinary Shares, 4,106,976 shares of which are issued and outstanding and held by Seller.  A true and correct copy of the Company's capitalization table (the “Capitalization Table”) immediately prior to the Closing and immediately thereafter is set forth as Schedule 4.5(a). The Company has not repurchased any shares of Company Share and does not hold any Company Shares as dormant shares. All of the outstanding Company Shares have been duly authorized and validly issued, and are fully paid and nonassessable.  The rights, preferences and privileges of Company Shares are as set forth in the Company Articles of Association. As of the date hereof, the Company has granted options to purchase an aggregate of 4,518 Company Ordinary Shares under the Company Option Plan, which remain unexercised and outstanding and will be cancelled prior to Closing by the Company pursuant to the terms hereof. Section 4.5(a) of the Company Disclosure Schedule sets forth the name of each holder of Company Options, the number of Company Ordinary Shares for which each such Company Option is exercisable, the vesting schedule and exercise price for each Company Option, the number of shares vested and unvested as of the date of this Agreement, and the price per share of Company Ordinary Share for which each such Company Option is exercisable.  None of the Company’s share purchase agreements or share option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events.  The Company has never adjusted or amended the exercise price of any Company Options previously awarded, whether through amendment, cancellation, replacement grant, re-pricing, or any other means.

(b)      No Other Rights. Except as set forth in the Company Articles of Association and the Company Options: (i) none of the outstanding Company Shares is entitled or subject to any preemptive right, right of first offer or any similar right created by the Company or imposed under applicable Law with respect to the share capital of the Company; (ii) none of the outstanding Company Shares is subject to any right of first refusal in favor of the Company; (iii) except as set forth in Section 4.5(b) of the Company Disclosure Schedule, there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Shares; (iv) there are no authorized or outstanding options, warrants, conversion rights, exchangeable rights, purchase rights, subscription rights or other Contracts or commitments that would obligate the Company to issue, sell or otherwise cause to become outstanding any additional Company Shares or any other equity securities of the Company; (v) no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of securities by the Company; and (vi) the Company is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Shares.

(c)      No Other Securities.  The Purchased Shares being purchased pursuant to this Agreement together with the Company Options (which shall be cancelled or exchanged into securities of the Seller immediately prior, and subject to, to the Closing), constitute all of the issued and outstanding equity of the Company and all of the issued and outstanding securities convertible, exercisable or exchangeable therefore (whether vested or unvested).

4.6 Financial Statements.

(a) The Company has delivered to the Buyer the Company’s audited consolidated balance sheet and related audited consolidated statements of income, changes in shareholders’ equity, and cash flow for the fiscal year ended December 31, 2014 and the Company's unaudited reviewed (with notes) financial statements for the period ended on December 31, 2015 (the “Financial Statements”). The Company undertakes to provide Buyer with the Company's audited Financial Statements for the period ended on December 31, 2015, prior to the Closing if available, provided that neither the Seller or the Company shall have any obligation to obtain an audit of its Financial Statements prior to Closing

(b) The Financial Statements (i) are true and correct in all material respects and have been prepared from the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other, and (iv) fairly present the financial condition, consolidated results of operations and cash flows of the Company for the periods therein specified.

(c) The books of account and other financial records of the Company have been kept in the Ordinary Course of Business consistent in all material respects with applicable Law, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

4.7                Absence of Certain Changes. Since December 31, 2015, the business of the Company has been conducted in the ordinary course consistent with past practices (except for actions taken in connection with the negotiation of this Agreement and the transactions contemplated hereby) and there has not been, occurred or arisen:

(a) any event or condition of any character that has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any loss, damage or destruction to any of the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted) which could be material to the Company as a whole;

(c) any change in the methods of accounting or accounting practices of the Company, except as required by concurrent changes in GAAP, as agreed to by its auditors;

(d) the Company has not entered into any Contract (or series of related Contracts) which could involve more than $50,000 (or its equivalent in in other currency) outside the Ordinary Course of Business;

(e) the Company has not permitted the imposition of any Lien upon any of its assets, tangible or intangible.

(f) the Company has not made any capital investment in, any loan to, guarantees for the benefit of, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions);

(g) the Company has not sold, assigned or transferred any Intellectual Property nor granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h) there has been no change made, proposed or authorized with respect to the Company Articles of Association or other charter, organizational and governing documents of the Company;

(i) there has been no new, or change in, any Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, change in any annual Tax accounting period, adoption or change in any method of Tax accounting, filing of any amended Tax Return or of any other Tax Return, entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender of any right to claim a Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(j) any waiver by the Company of a material debt owed to it;

(k) any material change in any compensation arrangement or agreement with any employee or consultant of the Company; or

(l) Any agreement or commitment by the Company to do any of the things described in this Section4.7.

4.8 No Undisclosed Liabilities.

Except as set forth in Section 4.8 of the Company Disclosure Schedule, the Company has no Liabilities, other than (i) Liabilities reflected in the Financial Statements or in the notes thereto, (ii) Liabilities that have been incurred by the Company since December 31, 2015 in the Ordinary Course of Business and consistent with past practice that do not, in the aggregate, have a Material Adverse Effect, (iii) Liabilities in connection with this Agreement and the transactions contemplated thereby.

4.9 Material Contracts.

   (a)      Except as set forth in Section 4.9 of the Disclosure Schedule, the Company is not a party to any of the following type of Contracts (any Contract responsive to any of the following categories is hereinafter referred to as a “Material Contract”):

(1)      any Contract with any of the top ten (10) customers or distributors (based on the Financial Statements) of the Company (in each case, on a consolidated basis) (each, a “Material Customer”);

(2)      any lease of personal or real property having a value in excess of US$50,000 individually;

(3)      any Contract (a) limiting either the type of business in which the Company may engage or the manner or locations in which any of them may so engage in any business, (b) providing for “most favored nations” pricing terms, (c) containing exclusivity obligations; or (d) otherwise relating to non-competition, non-disclosure, confidentiality or similar matters other than agreements between the Company and its employees;

(4)      any Contract that relates to the formation, operation, management or control of any joint venture, joint ownership, revenue sharing, strategic alliance, partnership or collaboration that is material to the Company and the Subsidiaries, taken as a whole, or pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(5)      any Contract that is reasonably likely to involve consideration payable by the Company of more than US$25,000, in the aggregate, as of January 1, 2016, and which cannot be canceled by the Company without penalty or further payment within less than sixty (60) days’ notice;

(6)      any Contract relating to borrowed money by or to the Company;

(7)      any Contract under which (A) any Person has guaranteed any liabilities or obligations of the Company; and (B) the Company has guaranteed liabilities or obligations of any other Person;

(8)      any Contract with a Governmental Authority;

(9)      any Contract relating to the licensing or sublicensing (either as licensor or licensee) or purchase or sale of any interest in Intellectual Property (including any obligation to grant any of the foregoing), other than shrink-wrapped or click-wrap licenses relating to off-the-shelf products; or

(10)     all other Contracts not otherwise described in this Section 4.9, the breach, violation or termination of which would have a Material Adverse Effect.

(b)      Each Material Contract is a valid and binding agreement and is in full force and effect, and the Company party to such Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract.  To the Knowledge of the Company, no other party to a Material Contract is in breach or violation thereof or in default thereunder. The Company has not received any written notice claim regarding any violation or breach of, or default under, any Material Contract and, to the Knowledge of the Company, no event has occurred which with notice, lapse of time or both would constitute a violation or default thereunder. The Company has not waived any of its rights under any Material Contract. The Company has furnished to the Buyer complete and correct copies of all such Material Contracts.

(c)      Since December 31, 2015, there has not been a material adverse change in the business relationship of the Company with any Material Customer.

(d)      Except as set forth in 4.9(a) above, the Company has not granted rights to produce, manufacture, license, market, or sell any of its products and Intellectual Property to any other Person nor is it bound by any that affects the Company’s exclusive right to develop, distribute, market or sell its products and/or Intellectual Property.

4.10        Properties.

(a)      The Company does not own any real property. The Company has a good and valid leasehold interest in each parcel of real property leased by the Company in the conduct of its business as currently conducted (the “Company Leased Real Property”) and there exists no material default under any such lease by the Company. Section 4.10 of the Company Disclosure Schedule lists each lease, subleases, or other occupancy agreement relating to the Company Leased Real Property.

(b)      The Company owns and has good and marketable title to, or a valid license or leasehold interest in, all material tangible personal property and assets owned or used by the Company in its business as currently conducted (the “Assets”). Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, none of the Assets is subject to any Lien, except for (i) statutory Liens for current Taxes not yet due or payable or for future Taxes or other governmental or regulatory assessments which are not delinquent, or which are contested in good faith by the appropriate procedures, (ii) mechanic’s, carrier’s, worker’s, material man’s, warehouse man’s, supplier’s, vendor’s or (iii) similar Liens arising or incurred in the Ordinary Course of Business with respect to Liabilities that are not yet due and payable.

(c)      The Assets have been reasonably maintained consistent with standards generally followed in the industry and have no material defects, are in such operating condition and repair, ordinary wear and tear excepted  (giving due account to the age and length of use of same) as is adequate and suitable for their present uses.

(d)      The Assets constitute all of the tangible personal property and assets used or held for use in the business of the Company and represent all of the tangible personal property and assets necessary for the conduct of the business of the Company as currently conducted and as currently proposed to be conducted.

4.11         Intellectual Property.

(a)      The Company owns and has developed, or has obtained the right to use, free and clear of all Liens, claims and restrictions, all Company Intellectual Property, to the extent exists, used and sufficient for use in the conduct of its business as now conducted and as currently proposed to be conducted, to the Company's best knowledge, without infringing upon, misappropriating, misusing or violating any right, Lien, or claim of others. Section 4.11(a) of the Company Disclosure Schedule lists all of the Company Intellectual Property that is subject to an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Authority, including all the Trademarks and domain names that are assigned to the Company by Seller hereunder ("Company Registered Intellectual Property")  and all applicable filings, recordings and other acts, that are required to be made within 90 days after Closing to maintain the validity and enforceability of such Company's Intellectual Property and the Company’s interest therein.

(b)      Any and all Company Intellectual Property of any kind which has been developed, is currently being developed, by any past and present employee, consultant or independent contractor of the Company shall be the sole and exclusive property of the Company and, to the Company's Knowledge, is not based in any way or manner or makes any use in any way or manner of Intellectual Property belonging to third parties including past and present employees consultants or independent contractors.

(c)      The Company has taken security measures to protect the secrecy, confidentiality and value of all the Company Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates, including, with respect to Company Registered Intellectual Property, filing the necessary documents with the relevant Governmental Authorities, domestic or foreign, and duly registering with or causing the respective Company Registered Intellectual Property to be issued by such Governmental Authorities. The Company has taken all reasonable steps to protect and preserve the secrecy, confidentiality and value of all of its Trade Secrets used in the conduct of its business and to the Knowledge of the Company there are no unauthorized uses, disclosures or misappropriations of any such Trade Secret.

(d)      Each of the Company's present employees, consultants or independent contractors have entered into or will on Closing enter written agreements with the Company assigning to the Company all rights in Company Intellectual Property developed in the course of their employment and/or engagement by the Company and waiving any royalties or other form of compensation relating to the creation of such Company  Intellectual Property, including for the purpose of section 134 of the Israeli Patent Law 1967 if applicable, and each of the Company's past and present employees, consultants, independent contractors and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Company Intellectual Property, or who has knowledge of or access to information about the Company Intellectual Property, have entered into or will at Closing enter into such valid and enforceable written agreement with the Company, copies of which were provided to the Buyer.

(e)      During the two (2) years preceding the date of execution of this Agreement, the Company has not received any communications (in a written or oral manner) alleging that the Company has violated or by conducting its business as proposed, would violate, any Intellectual Property rights of any other Person, nor, to Company's Knowledge, are there any facts or circumstances that reasonably could form the basis for any claim against the Company of infringement, unauthorized use, or violation of any Intellectual Property of any third party, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property. To the Company’s Knowledge, the use, practice or other commercial exploitation of the Company Intellectual Property by the Company and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Intellectual Property, and the operation of the Company’s businesses have not and do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property of any third party.

(f)      To the Company's Knowledge, no Person is engaging in any activity that infringes, violates, misuse or misappropriates the rights of the Company Intellectual Property. Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, the Company did not grant any license or other right to any third party with respect to the Company Intellectual Property.

(g)      Except as set forth in Section 4.11(g) of the Company Disclosure Schedule, no government funding, facilities of a university or any government institution (including but not limited to governmental or publicly-owned hospital), college, other educational institution or research center or funding from third parties was used in the development of any of the Intellectual Property owned, in whole or in part, by the Company. Except as set forth in Section 4.11(g), no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any of the Company Intellectual Property, has performed services for, was an employee of or was otherwise engaged by the government, government institution (including but not limited to governmental or publicly-owned hospital),  university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or during the time such employee, consultant or independent contractor invented, created or developed any of the Company Intellectual Property owned.

(h)      The Company Registered Intellectual Property is valid and fully enforceable by the Company; none of the Company Registered Intellectual Property rights owned by the Company have expired, been abandoned or fallen into the public domain, have been canceled or adjudicated invalid, or are subject to any outstanding judgment restricting their use or adversely affecting the Company’s rights thereto; and the Company has no basis to believe that any pending application for Company Registered Intellectual Property rights that it owns or controls is unpatentable, unregistrable, or will be invalid or unenforceable upon issuance.  The Company has no Knowledge of allegations by any third party that such Company Registered Intellectual Property rights owned by the Company that have been granted or applied for or filed with the relevant Governmental Authorities and that have not been registered, granted or issued by such relevant Governmental Authorities, are not entitled to registration, grant or issuance by the relevant Governmental Authorities; and to the Knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with all Company Registered Intellectual Property have been paid and all necessary documents in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in any applicable jurisdiction for the purposes of maintaining such Company Registered Intellectual Property as of the date hereof, other than such failures to so register, maintain and pay any renewal fees which have not resulted, or would not reasonably be expected to result, in the abandonment, lapse, cancellation, forfeiture, relinquishment, invalidation, unenforceability, or devaluation of Company Registered Intellectual Property. .

(i)      The Company is not currently obligated or under any contractual liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner, author or licensee of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(j)      Except as set forth in Section 4.11(j), none of the Company Intellectual Property (including its software) includes or incorporates any open source software that is licensed under the General Public License or another open source code license having a similar "contaminating" effect on the Company's software, or that would otherwise require the Company to release any portion of their source code, or to permit free redistribution, reverse engineering, or modification of any of the Company's software.

4.12        Insurance Coverage.

Section 4.12 of the Company Disclosure Schedule identifies each insurance policy maintained by or for the benefit of the Company or its business or assets. The Company's insurance policies are in full force and effect with coverage which the Company is in the opinion that is reasonably sufficient in amount (subject to reasonable deductions). There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. To the Knowledge of the Company, all premiums payable under all such policies have been timely paid.

4.13        Tax Matters.

(a)      To the Knowledge of the Company, since January 1, 2011, all Tax Returns that were required to be filed by or with respect to the Company have been timely effected and filed or will be filed in a timely manner (with applicable extension periods), and such Tax Returns are true, accurate and complete in all material respects and are not, to the Knowledge of the Company, subject of any dispute with the Tax Authorities. All Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof, any deficiencies resulting from examinations of such Tax Returns have either been paid or are being contested in good faith, and no extensions or waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company. The Company has withheld or collected for each payment made to each of its employees, the amount of all Taxes required to be withheld or collected therefrom and has timely paid the same to the proper Tax Authorities.

(b)      To the Knowledge of the Company, since January 1, 2011, the Company has complied in all material respects with applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and have paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid over on or prior to the due date thereof in accordance, in all material respects, with applicable Laws.

(c)      The Company has not received notice of any claim made by a Governmental Authority in a jurisdiction in which the Company does not file Tax Returns that the Company may be required to file Tax Returns or to pay Taxes to that jurisdiction. The Company has not received any written notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied.

(d)      To the Knowledge of the Company, there is no material Lien for Taxes (other than for current Taxes not yet due and payable) against the assets of the Company.

4.14        Employment Matters.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a list of all employees engaged by the Company, which correctly reflects, in all material respects, the following: the current salary and any other material compensation payable to such employee, title, full-time or part-time status, date of commencement of employment, prior notice of termination, vacation days entitlement, sick leave entitlement, car entitlement and applicability of Section 14 under the Israeli Severance Pay Law 5732-1963.

(b)      There are no Proceedings pending or, to the Knowledge of the Company, threatened between the Company and any of its current employees or other service providers. The Company is not a party to any collective bargaining agreement, works council agreement, work force agreement or labor union contract applicable to persons employed by it. There is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of any of the Company.  The Company is not subject to any extension order (tzavei harchava) other than those applicable generally in the industry in which the Company operates. To the Company’s Knowledge, the Company is in material compliance with all applicable Laws, agreements, orders, and consent decrees respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, and wages and hours.

(c)      Except as set forth in Section 4.14(c) of the Disclosure Schedule, the Company’s obligations to provide statutory severance pay to its employees pursuant to the Israeli Severance Pay Law 5732-1963 and vacation pursuant to the Israeli Annual Leave Law 5711-1951 are fully funded or accrued on the Financials Statements.

(d)     The Company is not delinquent in payments or contributions due to any of its employees for any wages, salaries, commissions, bonuses, managers insurance funds, vocational study funds, pension funds, severance pay accrual or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

(e)      Section 4.14(c)(e) of the Disclosure Schedule sets forth a true and complete list of all present independent contractors and consultants of the Company (including their name, date of commencement, and rate of all regular compensation and benefits, bonus or any other compensation payable).

(f)      To the Company’s Knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any material term of any employment contract or proprietary information agreement and the continued employment by the Company of its present employees and the performance of the Company’s contracts with its independent contractors, will not result in any such violation.  The Company has not received notice alleging that any such violation has occurred.

(g)      Except as set forth in Section 4.14(g) of the Disclosure Schedule, no employee or consultant of the Company has been granted the right to continued employment or engagement by the Company or to any material compensation following termination of employment or engagement with the Company, subject to notice as required under applicable law and their respective individual agreements.  To the Company’s Knowledge and as provided in this Agreement, no key employee or officer intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any key employee or officer. To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business.

4.15        Government Funding.

Section 4.15 of the Company Disclosure Schedule sets forth all subsidies, grants and incentives from the Government of the State of Israel or any agency thereof, or from any other Governmental Authority, granted to the Company and/or to the Seller (in connection with the Company’s activities) or for which the Company has an outstanding application (including the grant of "approved/privileged enterprise" status under the Israeli Law for the Encouragement of Capital Investment, 5719 1959 and grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade & Labor and the (collectively, the “Grants"). The Company and the Seller (in connection with the Company’s activities) are in compliance in all material respects with the terms and conditions of all Grants and the laws applicable thereto, and has duly fulfilled all the undertakings required thereby. The Company and Seller are not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or modification of any of the Grants.

4.16        Litigation.  The Company is not subject to, and none of the assets or properties of the Company is bound by, any Order.  The Company or any of its officers, directors, or employees (in their capacity as such) are not a party, or, to the Knowledge of the Company, are threatened to be made a party, to any Proceeding nor is the Company aware that there is any basis for the foregoing. There are no Proceedings that the Company currently intends to initiate.

4.17        Environmental Matters.  The Company (a) is now and at all times has been in compliance with all Environmental Laws and (b) has not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under any Environmental Law.  There is not now and has not been any hazardous substances used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about or emanating from or to, any property currently or previously owned, leased or operated by the Company, except in full compliance with all applicable Environmental Laws.

4.18        Regulatory Compliance. During the five (5) years preceding the date of execution of this Agreement, and except as set forth in Section 4.18 of the Company Disclosure Schedule, the Company: (i) is in material compliance with all Laws to which it is subject or which are applicable to its business, operations, products, assets or properties; (ii) holds all Permits necessary for the conduct of its business as now being conducted by it, and the Company believes it can obtain, without undue burden or expense, any similar Permit for the conduct of its business as planned to be conducted, and is operating in compliance in all material respects with all Permits (“Governmental Authorizations”), and has not received any notice of adverse finding, untitled letter or other correspondence or notice from any Governmental Authority alleging or asserting noncompliance with any Laws or Governmental Authorizations, including any warning letter from the U.S. Food and Drug Administration Israel Ministry of Health or similar agencies containing any unresolved issues concerning noncompliance with any Laws or Governmental Authorizations; (iii) has not received notice of any Proceeding from any Governmental Authority alleging that any product, operation or activity is in violation of any Laws or Governmental Authorizations, and have no Knowledge that any such Governmental Authority is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (iv) has not received notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Governmental Authorizations and it has no Knowledge that any such Governmental Authority is considering such action; and (v) has filed, obtained or submitted all material reports that are required to be filed obtained or submitted in order to reasonably be expected to maintain any Governmental Authorization.

4.19        Brokers and Financial Advisors  Except as disclosed on Section 4.19 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

4.20        Related Party Transactions.  Other than as set forth on Section 4.20 of the Company Disclosure Schedules or as contemplated by this Agreement, no shareholder, director (or Person fulfilling an equivalent position) or officer (or Person fulfilling an equivalent position) of the Company (or any relative thereof) (a “Related Party”), owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is a member, manager, partner, officer, director or shareholder of any Person (excepting not more than 5% stock holdings for investment purposes in securities of public held and traded companies) that is a lessor, lessee, franchisee, customer, service provider, contractor or supplier of, or indebted to, the Company nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, except for the reimbursement of business expenses incurred in the ordinary course of business. Except as set forth on Section 4.20 of the Company Disclosure Schedules, no Related Party or member of their immediate family is directly or indirectly interested in any Contract with the Company. The terms of any transaction with a Related Party are on arms’ length for any purpose, and have been approved by the Company in accordance with applicable laws, rules and regulations. No terms of such transactions could reasonably be expected to result in a Material Adverse Effect to the Company.

4.21        Accounts at Banks or Other Financial Institutions. Schedule 4.21 provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:  (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; and (c) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

4.22        Anti-Bribery Law.  Neither the Seller not the Company has, nor any predecessor of the Company or the Seller, nor any shareholder, officer, director, employee or agent, the Seller or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of Section 291A of the Israeli Penal Code, as amended, the U.S. Foreign Corrupt Practices Act, or any other applicable Law or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

4.23        Powers of attorney and authority.  Other than the authorized signatories, directors or officers of the Company, there is no power of attorney in effect given by the Company to any Person which relates to any material asset or business of the Company or is outside the ordinary course of the Company's business, and no Person has authority to make any firm commitment obligate, or give any warranties on behalf of the Company.

4.24       Records..  To the Knowledge of the Company, the corporate documents of the Company which have been provided to the Buyer contain accurate and complete copies of the resolutions of every meeting of the Shareholders and the board of directors (and any committee thereof). There are no applications or filing outstanding which would alter in any way such documents or the corporate status of the Company. During the five (5) years preceding the date of execution of this Agreement, no resolutions have been passed, enacted, consented to or adopted by the board of directors (or any committee thereof) or the Shareholders except for those contained in such corporate documents.

4.25        Insolvency.  No order has been made or petition presented (which has not been withdrawn) or meeting convened for the purpose of considering a resolution for the winding up of the Company nor has any such resolution been passed. No petition has been presented for an administration order to be made in relation to the Company and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of the Company.

4.26        Disclosure.  The representations and warranties of the Seller and the Company contained in this Agreement and the Ancillary Documents (including the Company Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement and the Ancillary Documents (including the Company Disclosure Schedule) not false or misleading.  The Company and Seller represent that they have provided to the Buyer all information that they believe is reasonably necessary for Buyer's determination whether or not to consummate the transactions contemplated in this Agreement.

ARTICLE 5
 REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller and the Company that each of the statements contained in this Article 5 is true and correct as of the date hereof.

5.1          Power and Authority; Enforceability.  The Buyer is a company duly organized, validly existing and in good standing under the Laws of the State of Israel. The Buyer has all necessary corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement and each Ancillary Agreement to which the Buyer is party have been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms.

5.2          No Conflict; Consents and Approvals.  The Buyer’s execution, delivery or performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the governing documents of the Buyer; (b) violate or conflict with any Order or Law applicable to the Buyer, (c) result in a breach of or constitute a default under any provision of any material Contract to which the Buyer is party; or (d) otherwise give any Person the right to: (i) declare a default or exercise any remedy under any such material Contract; (ii) accelerate the maturity or performance of any such material Contract; or (iii) cancel, terminate or modify any such material Contract, in each case, except as would not have and would not reasonably be expected to have or result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated in the Agreement and the Ancillary Documents. No material declaration, filing or registration with, approvals or consents of or assignment by any Persons (including any Governmental Authority) are necessary to be made or obtained in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents by the Buyer or the consummation of the transactions contemplated hereby or thereby.

5.3          Experience; Receipt of Information.  The Buyer has such knowledge and experience in business matters as to be fully capable of evaluating the merits and risks relating to the acquisition of the Company Shares, and has reviewed and inspected to its full satisfaction all of the data and information provided to it by the Seller and the Company in connection with this Agreement. The Buyer has been furnished by the Seller and the Company with documents and information regarding the Company, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Seller and the Company concerning the Company's business, assets, liabilities, Intellectual Property Rights, legal, regulatory and financial position. The Buyer acknowledges and represents that except for the representations and warranties expressly and specifically made by the Seller and the Company in  Article 3 and  Article 4, respectively, neither the Company nor the Seller make any representation or warranty, whether expressed or implied, and the Company and the Seller hereby disclaim all other representations and warranties of any kind or nature, express or implied. The foregoing, however, does not limit or modify the representations and warranties made by the Seller and the Company in  Article 3 and  Article 4 or the right of the Buyer to rely thereon.

5.4          Funds.  The Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable the Buyer to consummate the transactions contemplated in this Agreement and to pay the Purchase Price and any other payments set forth in Section 2.12.2 to the Seller.

5.5          Investor Representation.  The Buyer is acquiring the Purchased Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing the same.

5.6          Brokers and Financial Advisors. Except for the broker fee due by the Buyer to Mr. Eric Ben-Mayor in connection with the transaction contemplated by this Agreement, which shall be borne exclusively by the Buyer promptly following the Closing, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.7          Review of Company Information.  The Buyer and its representatives have conducted a legal, financial, tax, technical and operational due diligence, during which the they have been furnished with certain materials and access to information relating to the business, finances and operations of the Company, including for purposes of examining commercial, legal, tax, information technology, intellectual property, human resources and financial issues relating thereto. The Buyer and its representatives have received all information requested by them to their satisfaction and have been afforded the opportunity to ask questions of, and receive answers from, the Company, and their respective representatives. The Buyer has sought such accounting, legal, technical and tax advice as it has considered necessary to make an informed investment decision with respect to the transactions contemplated by this Agreement. The foregoing, however, does not limit or modify the representations and warranties made by the Seller and the Company in  Article 3 and  Article 4 or the right of the Buyer to rely thereon.

5.8          Litigation.  There is no pending or, to the Buyer's Knowledge, threatened Proceeding against the Buyer that challenges, or that may be reasonably expected to have the effect of preventing, delaying or making illegal the transactions contemplated by this Agreement.

ARTICLE 6
 COVENANTS

The Parties undertake to comply with the following provisions that are applicable thereto, during the relevant periods detailed below:

6.1          Maintenance of Business.  From the date of this Agreement until the Closing Date (the “Pre-Closing Period”), or the earlier termination of this Agreement in accordance with its terms, except as permitted herein or otherwise necessary to consummate the transactions, Seller undertake that the Company shall conduct its business in the Ordinary Course of Business consistent with past practice and use commercially reasonable efforts, consistent with past practice, to (i) preserve the Company's present business and organization and the Company's relations with customers and suppliers and not to perform any act or omission that will detrimentally affect the business and goodwill of the Company, (ii) maintain its respective assets and properties in their current condition (ordinary wear and tear, casualty and condemnation excepted), (iii) keep available the services of the respective officers and key employees of the Company, and (iv) not make or induce any changes in the Company's issued and outstanding capital or undergo any transactions with any Related Party. Subject to the terms of Section 2.2(b) above, it is agreed that between the date of this Agreement and the Closing Date, and subject to applicable Law, the Company shall be permitted to declare and pay cash dividends, or make cash distributions, to the Seller under the joint understanding that the transactions contemplated by this Agreement are on a cash free debt free basis.

6.2          Notification.

(a)      During the Pre-Closing Period, each Party shall promptly notify the other Parties in writing of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an  inaccuracy in or breach of any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that is reasonably likely to cause or constitute an inaccuracy in or breach of any representation or warranty made by such Party in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of such Party set forth in this Agreement; and (iv) any event, condition, fact or circumstance that are reasonably expected to make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely.

(b)      If any event, condition, fact or circumstance that is required to be disclosed by the Seller or the Company pursuant to Section 6.3 would require any change in the Company Disclosure Schedule in order to make the representation or warranty accurate, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall be entitled to deliver to Buyer an update to the Company Disclosure Schedule, provided however that (i) to the extent the Company's and Seller's representations are misleading on the Closing Date, the update to the Company Disclosure Schedule will not cure any such misrepresentation made as of the date of the Closing; and (ii) any fact or circumstances set out in the update to the Company Disclosure Schedule do not constitute a breach of  this Agreement. Such update shall not be deemed to supplement or amend the Company Disclosure Schedule for the purpose of determining the closing condition in Section 7.1; provided, however, that if Buyer, despite such update, confirms or otherwise waives the satisfaction of the condition under Section 7.1 and the Closing takes place, then notwithstanding any provision to the contrary herein, Damages arising from the update to the Company Disclosure Schedule may give rise to an indemnification claim of the Buyer in accordance with Article 8 below.

6.3          Regulatory Permits.  Each Party will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or Consent of any Governmental Authority that may be reasonably required, or which another Party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

6.4          Notice. During the Pre-Closing Period, each Party will notify the others in writing promptly after learning of any Proceeding by or before any court, arbitrator or arbitration panel, board or Governmental Authority, initiated by or against it, or known by such Party to be threatened against it that could materially delay or alter the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

6.5        Necessary Consents.  Each Party will use commercially reasonable efforts to promptly obtain such written Consents and authorizations of third parties and Governmental Authorities, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Documents and to enable the Buyer and the Company to carry on all of the Business of the Company immediately after the Closing, unless otherwise specifically agreed to in writing by the Parties.

6.6          Litigation.  During the Pre-Closing Period, each Party will notify the others in writing promptly after learning of any Proceeding by or before any court, arbitrator or arbitration panel, board or Governmental Authority, initiated by or against it, or known by such Party to be threatened against it that could adversely affect the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

6.7          Access to Information.  During the Pre-Closing Period, the Company will allow the Buyer and its agents access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Taxes, commitments, Contracts, leases, licenses, Liabilities, financial condition and real, personal and intangible property of the Company. Buyer undertakes to maintain all such information of the Company and, if applicable, third parties, in strict confidence and not to use it for any purpose except in connection with the execution and performance of this Agreement. In the event of termination of this Agreement, Buyer shall return all such information to the Company, without maintaining any copies thereof, and shall continue to be bound by the confidentiality and non-use provisions of this Section 6.7. Such confidentiality and non-use obligations shall not apply to any information which (a) is known to the Buyer by reason of having been or become generally known to the public, other than by breach by  Buyer, (b) was lawfully available with Buyer on a non-confidential basis prior to disclosure by the Company as can be demonstrated by written dated records, (c) is disclosed to the Buyer by a third party who was not, at the time of such disclosure, under any direct or indirect obligation of confidentiality to the Company, (d) has been developed independently by the Buyer without reference to or reliance on the Company's confidential information as can be demonstrated by written dated records, or (e) is required to be disclosed under applicable Laws, regulations, or court, judicial, or Governmental Authority Orders.

6.8          Satisfaction of Conditions Precedent.

During the Pre-Closing Period, the Company, the Seller and the Buyer will use all commercially reasonable efforts to satisfy or cause to be satisfied all the conditions set forth in Article 7 and to cause the transactions contemplated by this Agreement to be consummated by such Party in accordance with the terms of this Agreement.

6.9          Further Assurances.  In case at any time after the Closing Date, any further action of any Party is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Documents, such Party shall, at its own expense, execute and deliver such documents and other documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

6.10        Publicity.

Except as required by applicable Law, no Party shall issue any press release or make any public statement regarding the transactions contemplated by this Agreement without the prior written consent of the other Parties; provided, however, that prior to Closing the Seller shall be permitted to make any public statement relating to the transactions contemplated hereunder and consistent therewith without obtaining the consent of the Company or the Seller if the disclosure is deemed by the Buyer to be required by applicable Laws or the requirements of the Securities and Exchange Commission or NASDAQ Global Market.

6.11        Release and Waiver.

The Seller hereby irrevocably, unconditionally and completely releases the Company from any past or present disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature ("Released Claim"), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Released Claim that Seller or its Affiliates may have had in the past or may now have against the Company, directly or indirectly relating to or arising out of: (a) any written or oral agreements or arrangements occurring, existing or entered into by the Seller or any Affiliate thereof at any time up to and including the date of this Agreement; (b) any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the date of this Agreement in relation to any Released Claim: (i) to the effect that the Seller is or may be entitled to any payments, compensation, benefits or perquisites from the Company, including, without limitation any preemptive, anti-dilution or other rights in connection with the issuance of securities of the Company; or (ii) otherwise arising (directly or indirectly) out of or in any way connected with any license between Seller and the Company, Seller’s consultancy or other relationship with the Company (if any); or (iii) any loans, guarantees, notes and other financial arrangements between the Seller or its Affiliates and the Company. Seller hereby undertake to promptly indemnify the Company for any Damages it may incur as a result of any claim or demand the Seller or its Affiliates may have against any of the Company’s current or former directors, officers, agents, attorneys and representatives (in their capacity as such).

6.12        Employees.

Without derogating from the representations and warranties of Section 4.14 above, in the event that the engagement of Mr. Erez Bendet, the CEO of the Company, is terminated within 6 months after Closing, the Seller shall be exclusively liable to any claim or demand of Mr. Erez Bendet for any severance, termination or other similar payments, and shall indemnify the Buyer for any Damages the Buyer and/or the Company may incur as a result of any such claim or demand.

Without derogating form the above, it is clarified that the Seller shall be solely responsible for any payment due to any employee or consultant of the Company (including Mr. Erez Bendet, the CEO of the Company), in connection with the transaction contemplated by this Agreement.

6.13        Non-Compete; Non-Solicitation.

(a) Without derogating from any other non-compete or non-solicitation obligation of the Seller in any other agreement between the Parties, for a period of 4 (Four) years as from the Closing Date, Seller and its Affiliates shall not, directly or indirectly: (i) own any interest in (other than as a holder of not more than 5% of the shares of a publicly traded company), manage, operate, join, control, or participate in or be engaged with, as an officer, employee, partner, stockholder, consultant or otherwise, in any project, or any entity, at such time, which competes with the business of the Company in the field of dental lasers technology as currently conducted and currently contemplated to be conducted in the future; and (ii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship between the Company and any current employee of the Company; and (iii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with, or use the services of, any person or organization who is currently engaged by the Company other than those persons or organizations listed in Schedule 6.13. Without derogating from the foregoing, the placing of general advertisements or similar notices in newspapers, magazines or electronic media shall not, in itself, be deemed a violation of this Section 6.13 so long as such general advertisements or similar notices are not targeted specifically at employees of or consultants to Company.

(b) Paragraph (a) of this Section 6.13 shall not apply to Seller and its Affiliates in the case of an acquisition of or joint venture or merger with any Person engaged in activities which, if Seller engaged in such activities, would contravene paragraph (a) of this Section 6.13, provided, that such activities do not constitute a material proportion of the Person's activities.

6.14        U.S. Trademark.

During the Pre-Closing Period, the Seller and the Company will use best efforts to promptly complete the registration of the mark "LITETOUCH" with the USPTO (USPTO application no. 86746966) (the “U.S. Trademark”) or enable its use in the United States of America. Seller shall have no obligation to complete the registration of the U.S. Trademark following the Closing Date. Following the Closing, the Seller shall reasonably assist the Company by providing documents and information in the possession of the Seller which are reasonably required in order to enable the Company to complete the registration of the U.S. Trademark.

6.15        Seller Board Consent.

Seller shall provide the Buyer with written confirmation by Seller's counsel that the board of directors of the Seller has approved this Agreement and the transactions contemplated hereby, no later than February 19, 2016. Failure to provide such notice shall render this Agreement null and void.

ARTICLE 7
CONDITIONS TO CLOSING

7.1          Conditions Precedent to the Buyer's Obligations.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver by the Buyer of the following conditions on or prior to the Closing Date:

a)  Representations and Warranties True.  Each of the representations and warranties of the Seller and the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects on and as of such earlier date) and subject to the provisions of Section 6.2 above, shall be true and correct. Notwithstanding the foregoing, each of the representations and warranties of the Seller set forth in Section 3.23.2 (Title to Shares) and the Company set forth in Section 4.54.5 (Capitalization) shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing as though made on and as of the Closing Date.

b)  Performance. The Company and the Seller shall each have performed, on or prior to the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by them on or before the Closing Date.

c)  No Restraints.  There shall not be any Order of any Governmental Authority restraining, enjoining, prohibiting or invalidating the consummation of the transactions which are the subject of this Agreement. No Proceeding shall be pending before any Governmental Authority or threatened in writing by any Governmental Authority wherein an unfavorable Order could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof.

d)      Absence of Adverse Changes. From the date hereof until Closing, there will have been no Company Material Adverse Effect.

e)      Delivery of Certain Instruments:

(i)      Share Transfer Deed. The Seller shall deliver to the Buyer a duly executed Share Transfer Deed, in the form attached hereto as Exhibit B, transferring the Purchased Shares to the Buyer, effective as of the Closing.

(ii)      Register of Shareholders. The Company shall deliver to the Buyer an updated Register of Shareholders of the Company showing that immediately following the Closing all of the Purchased Shares are held by the Buyer.

f)      Company Options. All Company Options outstanding immediately prior to the Closing and the Company Option Plan shall be treated in accordance with the provisions of Section 2.3 and the Seller shall deliver to the Buyer waiver executed by all holders of Company Option in a form satisfactory to Buyer.

g)     Transfer of Trademarks and Domain Names. The Seller shall deliver to the Buyer duly executed irrevocable deed of assignments in the forms attached hereto as Exhibit C, according to which the Trademarks and domain names identified in Exhibit C shall have been transferred from the Seller to the Company as of the Closing free from any Liens.

h)      License Agreement. Written evidence satisfactory to Buyer of the execution by the Seller of that certain license agreement, attached hereto as Exhibit D, according to which Seller shall grant Buyer an irrevocable, exclusive, worldwide, royalty-free license to use the name "Syneron" solely in the combination of the mark "Syneron Dental" for a period of 6 months after the Closing.

i)       Articles of Association. The Company’s shareholders shall have adopted the Amended and Restated Articles of Association, in the form attached hereto as Exhibit E, which shall be in effect as of the Closing.

j)       Compliance Certificate. A certificate, dated as of the Closing Date and executed on behalf of the Company by a representative of the Company, to the effect that each of the conditions set forth in Section  7.1 has been satisfied in full.

k)      Transition Agreement. Written evidence satisfactory to Buyer of the execution by the Seller and the Company of that certain Transition Services Agreement, attached as Exhibit F.

l)       Inter-company and Other Debts. There shall be no debt for borrowed money of the Company to any Person or debt of the Company to the Seller or any of its Affiliates. The Company shall have delivered to the Buyer written evidence satisfactory to Buyer of the payment or capitalization of any outstanding debt of the Company towards the Seller.

m)     Consents.  All authorizations, approvals or consents of any Governmental Authority required to be obtained in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including without limitation, the Anti-Trust Authority (if applicable), shall have been obtained and shall be in full force and effect.

n)       Escrow Agreement. Written evidence satisfactory to Buyer of the execution by the Seller and the Company of the Escrow Agreement.

o)       Resignations of Directors.   Mr. Shimon Eckhouse, holding the positions of the sole member of the board of directors of the Company, in office immediately prior to the Closing, shall have resigned from such positions in writing effective as of the Closing Date.

p)       Appointment of Directors.   Duly executed resolution of the shareholders of the Company appointing as members of the board of directors of the Company such individuals which will be identified in writing by the Buyer prior to Closing, effective as of the Closing Date, and a duly completed and executed notice to be filed with the Israeli Companies Registrar informing the Registrar of such appointment.

q)       Company Bank Accounts.  The Seller shall have delivered to the Buyer evidence, in form and substance reasonably acceptable to Buyer, a duly executed resolution of the board of directors of the Company according to which, effective no later than the Closing Date, each of the current authorized signatories on all of the bank and deposit accounts of the Company shall be removed as signatories from such accounts and the representatives of Buyer which will be identified in writing by the Buyer prior to Closing shall be appointed as the sole authorized signatories on such accounts.

r)        Preliminary Balance Sheet. Buyer shall have received the Preliminary Balance Sheet in accordance with Section 2.2(b) above.

7.2          Conditions Precedent to the Seller’s and the Company’s Obligations.  The obligation of the Seller and the Company to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver by the Seller of the following conditions on or prior to the Closing Date:

(a)       Representations and Warranties True.  Each of the representations and warranties of the Buyer set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b)       Performance.  The Buyer shall have performed on or prior to the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by them on or before the Closing Date.

(c)       No Restraints.  There shall not be any Order of any Governmental Authority restraining, enjoining, prohibiting or invalidating the consummation of the transactions which are the subject of this Agreement. No Proceeding shall be pending before any Governmental Authority or threatened in writing by any Governmental Authority wherein an unfavorable Order could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof.

(d)       Governmental Approvals.  The Buyer, shall have timely obtained from each Governmental Authority applicable only to the Buyer all approvals, waivers and consents, if any, necessary for consummation of Buyer's obligations hereby. For the avoidance of doubt, such Governmental Approvals shall not include authorizations, approvals or consents of any Governmental Authority required to be obtained in connection with the transactions contemplated by this Agreement pursuant to Section 7.1(m) above.

(e)      Exclusive Non-Dental Field License Agreement.  The Company and Seller shall have entered into an Exclusive Non-Dental Field License Agreement, in the agreed form attached hereto as Exhibit G.

(f)       Incorporation of the Buyer. The Buyer shall deliver to the Seller a certificate of incorporation evidencing the incorporation of the Buyer.

(g)      Payment of Purchase Price. The Buyer shall transfer the Purchase Price to the Seller and deposit the Escrow Fund in accordance with the provisions of Article 2.

(h)      Escrow Agreement. Written evidence satisfactory to the Seller of the execution of the Escrow Agreement by the Buyer.

ARTICLE 8
SURVIVAL; INDEMNIFICATION

8.1          Survival.

(a)      Representations and Warranties of the Company and the Seller. The representations and warranties of the Seller and the Company herein shall survive until the end of a period of twenty four (24) months from the Closing Date, other in the case of the Seller's or the Company's fraud or intentional misrepresentation or breaches of Sections 3.1 (power of Attorney; Enforceability), 3.2 (Title to Shares), 4.3 (power of Attorney; Enforceability), 4.5 (Capitalization), 4.11 (Intellectual Property), 4.13 (Tax Matters), 4.14 (Employment Matters), 4.16 (Litigation) 4.20 (Related Party Transactions), 4.22 (Anti-Bribery Law) (collectively, the “Fundamental Representations”), in which case the applicable representation or warranty will survive until the end of the applicable statute of limitations, or with respect to representations and warranties of the Seller and the Company in Section 4.16 (Litigation) shall survive five (5) years from the Closing Date.

8.2          Indemnification.

(a)      General. From and after the Closing Date, the Seller shall hold harmless and indemnify each of the Buyer Indemnified Parties from and against any Damages that are suffered or incurred by any of the Buyer Indemnified Parties and that arise from or as a result of, or are  connected with: (A) any inaccuracy in or breach of any representation or warranty of the Company or the Seller set forth in Article 3 or in Article 4; (B) any breach of any covenant or obligation of the Company or the Seller explicitly set forth in this Agreement; or (C) any Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause (A) or (B) above (including any Proceeding commenced by any Buyer Indemnified Parties for the purpose of enforcing any of its rights under this Article 8).

(b)     Liability Cap. Other than in the case of the Seller's or the Company's fraud or intentional misrepresentation or breaches of any of the Fundamental Misrepresentation, the Seller's monetary liability for indemnification under this Article 8 will not exceed US$1,000,000(the “Liability Cap”).

(c)      Basket. Other than in the case of the Seller's or the Company's fraud or intentional misrepresentation or breaches of any of the Fundamental Misrepresentation, the Buyer Indemnified Parties will not be entitled to indemnification under this Article 8 until the aggregate amount of Damages for which the Buyer Indemnified Parties are seeking indemnification exceeds US$25,000 (the “Basket”), in which case the Buyer Indemnified Parties shall be entitled to seek indemnification for the entire amount of Damages at issue (from the first Dollar).

(d)      Notwithstanding anything contained herein to the contrary, the amount of any Damages incurred or suffered by a Buyer Indemnified Party shall be calculated taking into account: (i) any net insurance proceeds received by the Buyer Indemnified Party (or any of its Affiliates) directly as a result of such Damages; (ii) any net Tax benefit to the Buyer Indemnified Party arising from the Damages; and (iii) any net recoveries of such Damages received by the Buyer Indemnified Party from any other third party. If any such proceeds, benefits or recoveries are received by the Buyer Indemnified Party with respect to any Damages after the Buyer Indemnified Party has received the benefit of any indemnification hereunder with respect thereto, the Buyer Indemnified Party shall pay to the Seller the amount of such recoveries (up to the amount of the Seller's payment). Nothing herein shall be considered as an obligation or liability of the Buyer to pursue any such recoveries or benefits.

(e)      Any claim for indemnification pursuant to this Article 8 must be made to the Seller on or before the period stated in Section 8.1 above after the Closing Date and to the extent such claims are made prior to such date, then Seller’s obligation to indemnify Buyer and Buyer Indemnified Parties for such claims shall remain in effect beyond such date.

(f)      In the event that the Buyer Indemnified Parties are entitled to compensation under this Article 8, the amount of indemnification will be released by the Escrow Agent in accordance with the terms of the Escrow Agreement, and to the extent that the balance of the Escrow Fund would not be sufficient to cover the indemnification amount, Seller will pay the remaining amount to the Buyer Indemnified Parties.

(g)      Without derogating from the Seller obligations to indemnify and hold harmless the Buyer Indemnified Parties pursuant to this Article 8 and/or any applicable law, after 12 months from the Closing Date, the Escrow Agent will release or continue to hold the balance of the Escrow Fund in trust in accordance with the provisions of the Escrow Agreement. Seller hereby agrees that if the U.S. Trademark is not registered or the Company does not enter into a trademark co-existence agreement with the applicable third party with respect to the U.S. Trademark, by the first anniversary following the Closing Date, Seller hereby agrees that an amount equal to US$75,000 shall be released from the Escrow Fund and distributed to the Buyer in accordance with the provisions of the Escrow Agreement.

(h)      Other Limitations. Any Damages which Buyer may recover under more than one provision of this Agreement shall only be taken into account one time and without duplication. Without limiting in any way the Seller’s obligations hereunder and without exposing the Buyer to any liability, in asserting a claim hereunder, the Indemnified Party shall use commercially reasonable efforts to mitigate any Damages upon which the claim is based in accordance with applicable Law (It is clarified that if it is established that the Buyer Indemnified Party did not mitigate a Damage in accordance with applicable Law, the Seller will not be obligated to indemnify the Buyer Indemnified Party only with respect to such portion of the Damage that was not so mitigated). Notwithstanding anything to the contrary herein, the Seller shall have no liability for Damages if and to the extent:

(i)     the matter giving rise to the Damages arises entirely from an event, circumstance, act, transaction, arrangement or omission having its cause or origin after the Closing Date;

(ii)    the claim is attributable in whole or in part to, or is increased as a result of (A) the passing or coming into force of, or any change in, after the Closing Date, any Law or any administrative practice of any Governmental Authority or any increase in the rates of Tax or any imposition of Tax, in any such case not actually in force on the Closing Date or (B) any change after the Closing Date of any generally accepted interpretation of any legislation or regulation. It is clarified that the Seller will not be obligated to indemnify the Buyer Indemnified Party only with respect to such portion of the Damage that was attributable to such changes;

(iii)    the claim is attributable in whole or in part to, or is increased as a result of, a change made after the Closing Date in the accounting policies or accounting or commercial practices, or any Tax reporting practice of the Buyer. It is clarified that the Seller will not be obligated to indemnify the Buyer Indemnified Party only with respect to such portion of the Damage that was attributable to such change; or

(iv)    the Damages are attributable to a liability which is contingent, unless and until such contingent liability becomes due and payable by the Buyer Indemnified Party.  If a claim for indemnification with respect to a contingent liability is made to the Seller on or before the period stated in Section 8.1 above, then Seller’s obligation to indemnify Buyer Indemnified Parties for such claims shall remain in effect beyond such date, even if the liability becomes due and payable beyond such date.

(i)       Buyer's Sole and Exclusive Remedy.  From and after the Closing Date, with the exception of remedies based on fraud, intentional misconduct or willful breach, the remedies set forth in this Article 8 shall be the sole and exclusive remedy for Buyer's Indemnified Parties' money damages for any action arising out of this Agreement (it being understood that nothing in this Section (b) or elsewhere in this Agreement shall affect the Parties’ rights to specific performance, preliminary or permanent injunction or other equitable remedies).

(j)       Exercise of Remedies by Buyer Indemnified Parties.  Any Buyer Indemnified Party may seek a claim for indemnification under this Article 8; provided, however, that no Buyer Indemnified Party shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Buyer shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

8.3          Procedure for Claims.  If a claim for indemnification pursuant to Section 8.2 (a “Claim”) is to be made by a Buyer Indemnified Party entitled to indemnification hereunder, the Buyer Indemnified Party claiming such indemnification (the “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Seller promptly after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under Section 8.2.  The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder except and only to the extent that, the Seller demonstrates actual material damage caused by such failure, and then only to the extent thereof.  In the case of a Claim brought pursuant to Sections 8.2 involving the assertion of a claim by a third party (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”), the  Buyer shall, without derogating from the rights of the Seller to defend itself and the rights thereof, determine and conduct the defense, compromise or settlement of such Third Party Claim, provided however, that Buyer shall not agree to any settlement or compromise of such Third Party Claim relating to the Seller or affecting the Seller or Seller's rights  without the prior written consent of the Seller, which shall not be unreasonably delayed or withheld; and (a) all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively by the Seller, to the extent the Seller is the indemnifying party in accordance with the provisions of this Article 8; (b) the Seller shall make available to the Buyer any documents and materials in the possession or control thereof that may be necessary to the defense of such Third Party Claim; and (c) the Buyer shall keep the Seller informed of all material developments and events relating to such Third Party Claim. The Seller shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, any defense and investigation of such Third Party Claim or settlement negotiations with respect to such Third Party Claim, provided, however, if the named parties to the Third Party Claim include both the Seller and the Indemnified Party and, in the opinion of counsel to the Indemnified Party, representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Seller. The Seller shall be liable for any settlement of any Third-Party Claim affected pursuant to and in accordance with this Section 8.4 and for any final judgment (subject to any right of appeal). If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Damages hereunder, then any amounts incurred by the respective Indemnified Party in the defense of such claim conducted in good faith, regardless of the outcome of such claim, shall be deemed “Damages” hereunder.

ARTICLE 9
TERMINATION

9.1          Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated prior to the Closing in one of the following ways:

(a)     by mutual written consent of the Seller and the Buyer;

(b)     by the Buyer, if any of the conditions contained in Section 7.1 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by the Buyer) which is not cured within 30 days after the Buyer gives the Seller and, if applicable, the Company written notice identifying in reasonable detail the circumstances which rendered such condition incapable of fulfillment;

(c)      by the Seller, if any of the conditions contained in Section 7.2 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by the Seller) which is not cured within 30 days after the Seller gives the Buyer written notice identifying in reasonable detail the circumstances which rendered such condition incapable of fulfillment; or

(d)     by either the Seller or the Buyer, if any court or Governmental Authority has issued a final and non-appealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or if the consummation of the transactions contemplated by this Agreement is otherwise prohibited by Law.

9.2          Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect (and, except as provided in this Section 9.2 and in Section 6.7, there shall be no liability or obligation hereunder (including for costs and expenses incurred by the other Parties in connection with this Agreement or the transactions contemplated hereby) on the part of any of the Parties or their respective officers, directors, shareholders or Affiliates); provided, however, that (a) the provisions of this Section 9.2 and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

9.3          Failure to Close

(a)     In the event that the Closing does not take place on or before April 1, 2016 (the “Closing Target Date”) due to a failure to meet the Closing conditions stated in Section 7.2(a), 7.2(b), 7.2(d) and 7.2(f) or Buyer's failure to obtain any Consent of any Governmental Authority which the Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or any other action or omission by Buyer which results in a failure to Close on or before the Closing Target Date, Buyer shall pay to the Company an amount equal to US$35,000 for each thirty (30) day period after the Closing Target Date until Closing.

(b)      In the event of a termination of this Agreement by the Buyer for any reason (other than termination by the Buyer in accordance with Section 9.1(b) and/or  9.1(d), and/or any failure of the Seller or the Company to obtain from each Governmental Authority applicable to Seller or the Company, all approvals, waivers and Consents, if any, necessary for the consummation of the Company's or the Seller's obligations hereby), the Buyer shall pay the Seller an aggregate amount equal to US$100,000, to be paid within five (5) Business Days following the termination of this Agreement.

(c)      In the event the Closing has not occurred on or before June 30, 2016 (other than as a result of a breach of this Agreement by the Seller or the Company), in addition to the amounts due under 9.3(a) and 9.3(b) above,  Seller shall have the right at its sole discretion to terminate this Agreement without any penalty on the part of Seller.

ARTICLE 10
MISCELLANEOUS

10.1        Notices.  All notices and communications to a Party hereunder shall be made in writing and shall be deemed to have been adequately given if (a) delivered in person (in a manner through which delivery may be verified), (b) sent by facsimile transmission at the facsimile number set forth below, (c) sent by nationally recognized overnight delivery service or (d) mailed, certified mail, return receipt requested, to such Party at its address set forth below (or such other address as it may from time to time designate in writing to the other Parties hereto):

If to the Company, to:

Light Instruments Ltd.
Yokneam Illit, Industrial Zone 20692
Tavor Building
P.O.B. 550
Israel
Facsimile:  +972-732442610
Attn: CEO

If to the Buyer, to:

Sino-Ita International Trading Co. Ltd.
Beijing City Haidian District Zhongguancun
2 South Main St. building Tianlin Road Shanghai City Xuhui District No. 140 cross border Creative Park 28G20
Attention:  George Yu, CEO
Facsimile:  +86 1051626943

with a copy (which shall not constitute notice) to:
Belkind & Co., Attorneys-at-Law
11 Menachem Begin St., Ramat Gan, Israel
Attention:  Eli Belkind, Adv
Facsimile:  +972-77-4448777

If to the Seller, to:

Syneron Medical Ltd.
Yokneam Illit, Industrial Zone 20692
Tavor Building
P.O.B. 550
Israel
Attention:  CEO
Facsimile:  972-73-244-2202

with a copy (which shall not constitute notice) to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021
Israel
Attention:  Einat Meisel, Adv.
Facsimile:  972-3-607-4411

Any such notice shall be deemed to have been given when received, or if earlier, (a) upon delivery, if delivered by hand, (b) three (3) business day after the business day of deposit by overnight courier, freight prepaid or (c) one (1) business day after the business day of the e-mail or the confirmed facsimile transmission.

10.2        Entire Agreement; Amendments and Waivers.  This Agreement, together with the Ancillary Documents and all Exhibits and Schedules hereto and thereto, and constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Buyer and by the Seller, and (i) if relates to rights and/or obligations of the Company- also by the Company.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.3        Assignment.  This Agreement, the other Ancillary Documents, the exhibits and schedules hereto and thereto shall not be assigned by operation of law or otherwise by either party to any Person except with the prior written consent of the other Party, provided that a Party hereto may assign any of the foregoing, in whole or in part, following the Closing to an Affiliate thereof or otherwise in connection with a merger, reorganization or sale of all or substantially all of the shares or assets of such party by providing a written notice of such assignment to the other party and subject to the assignee being bound by the obligations of such party hereunder. Subject to the foregoing, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

10.4        Choice of Law; Jurisdiction.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the Laws of the State of Israel, without giving effect to any choice of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

10.5        Representation by Counsel..  Each Party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.6        Attorney Fees.  If any Party hereto brings an action to enforce its rights under this Agreement in accordance with the provisions hereof, the prevailing Party shall be entitled to recover its actual out-of-pocket costs and expenses, including reasonable attorneys’ fees reasonably incurred in connection with such action, including any appeal of such action.

10.7        Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.8        Expenses.  Except as otherwise provided in this Agreement, the Seller shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by the Seller and by the Company in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Except as otherwise provided in this Agreement, the Buyer shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by the Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

10.9        No Third Party Beneficiaries.  The Parties rights under this Agreement shall inure to the benefit of its heirs, successors and permitted assigns. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any Person, other than the Parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.10      Remedies Cumulative; Specific Performance. Subject to the provisions of Article 8 above, the rights and remedies of the Parties hereto shall be cumulative (and not alternative).  The Parties hereto agree that, in the event of any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other Party shall be entitled (in addition to any other remedy that may be available to it) to seek (a) a decree or Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.11      No Strict Construction.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authoring any of the provisions of this Agreement.

10.12      Headings.  The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.13      Counterparts.  This Agreement may be executed in one or more counterparts and signatures may be delivered by electronic transmission or by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

 [Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

COMPANY:

LIGHT INSTRUMENTS LTD.

By:/s/ Shimon Eckhouse
Name: Shimon Eckhouse
Title: Chairman

BUYER:

Sino-Ita International Trading Co., Ltd. on behalf of an Israeli company in formation which will be a subsidiary of Sino-Ita International Trading Co., Ltd.

By: /s/ Yu Yue
Name: Yu Yue
Title:

SELLER:

SYNERON MEDICAL LTD.
By: /s/ Amit Meridor
Name: Amit Meridor
Title: CEO

[Signature Page to Share Purchase Agreement]

Schedule 1.1

Schedule 6.13

Company Disclosure Schedule

Exhibit A

Exhibit B

Exhibit C

Exhibit D

Exhibit E

Exhibit F

Exhibit G
Draft to be agreed between the Parties